Exhibit 99.1

For Immediate Release
The Student Loan Corporation (NYSE:STU)
February 11, 2005

Michael J. Reardon Named President

STAMFORD, CT, February 11, 2005—The Student Loan Corporation (NYSE:STU) has named Michael J. Reardon as President of the Company. He will assume the duties of this position in addition to his duties as Chief Executive Officer of the Company. Mr. Reardon will be replacing Sue F. Roberts, who will be leaving the Company on February 18, 2005, to pursue other opportunities.

The Student Loan Corporation (NYSE: STU) is one of the nation’s leading originators and holders of insured student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and other lenders. The Company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958. Today, The Student Loan Corporation serves over 2 million customers and over 3,000 schools nationwide.

For information on college planning and financing information or inquiries regarding student loan accounts please call 1-800-967-2400 or visit www.studentloan.com. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.

CONTACT:	Anita Gupta Citibank Public Affairs (212) 559-0297 guptaa@citigroup.com	Brad Svalberg Student Loan Corporation, Investor Relations (203) 975-6292 bradley.d.svalberg@citigroup.com